Exhibit (a)(3)

IKANOS COMMUNICATIONS, INC.

(the “Company”)

LETTER OF TRANSMITTAL

To Ikanos Communications, Inc.:

I am currently employed by the Company and am the holder of eligible options, as defined. I have received from the Company the offering materials filed with the Securities and Exchange Commission on Schedule TO on Friday, May 15, 2009 describing the offer to tender certain stock options for the right to receive a Cash Payment (the “offering materials”), and I am eligible to participate in the offer. I have reviewed the list of my eligible options and the offering materials and understand that, by participating in the repurchase offer, I agree to sell certain or all of these eligible options in accordance with the terms of the offering materials.

In return for my eligible options that I have selected to sell, I understand the Company will pay me a Cash Payment of $0.08, $0.10 or $0.15 per share underlying the option, as specifically set forth in Section III.2 of the Offer to Purchase, which represents the right to receive a specified Cash Payment as soon as practicable following the expiration of this offer, subject to certain conditions described in the offering materials.

For purposes of participating in the repurchase offer, if I elect to participate in the repurchase offer, I shall give up my entire ownership interest in all of my eligible options that I have selected to sell, and understand that such options become null and void as of the date that the offer expires.

I hereby elect to participate in the repurchase offer dated Friday, May 15, 2009 with respect to my eligible options. I understand that if I do not indicate below which of my eligible options that I wish to sell, that I will sell all of my eligible options.

Grant Date	Shares Granted	Exercise Price	I hereby:
☐ elect ☐ do not elect
☐ elect ☐ do not elect
☐ elect ☐ do not elect
☐ elect ☐ do not elect
☐ elect ☐ do not elect

I acknowledge that I will be unable to revoke the elections described in this Letter of Transmittal after the repurchase offer expires, which is currently scheduled to occur at 8:59 P.M., Pacific Time, on Friday, June 12, 2009, unless the Offer is extended.

Signature of Employee:

Print Name:

Home Telephone:

Date:

Home Address: